CALCULATION OF PERFORMANCE DATA - SCHEDULE OF COMPUTATION FOR HIGH FIVE

TOTAL RETURN

From time to time, we may advertise the performance data for the divisions of the Separate Account (also known as subaccounts) in sales literature, advertisements, personalized hypothetical illustrations, and Contract Owner communications. Performance data will show the percentage change in the value of an Accumulation Unit based on the performance of a subaccount over a stated period of time. We determine the change in the value of an Accumulation Unit by dividing the increase (or decrease) in value for that Accumulation Unit by the Accumulation Unit value at the beginning of the period.

Any performance data will include total return figures for the one, five, and ten year (or since inception) time periods indicated. Total return figures will reflect the deduction of the mortality and expense risk (M&E) charge, the total operating expenses of the Investment Options, any applicable withdrawal charge and contract maintenance charge ("Standardized Average Annual Total Return"). The withdrawal charge and contract maintenance charge deductions are calculated assuming the Contract Value is fully withdrawn at the end of the reporting period.

We will determine the hypothetical value of a Contract purchased for the time periods described by using the actual Accumulation Unit values for an initial $1,000 Purchase Payment, and deducting any applicable contract maintenance charges and any applicable withdrawal charge to arrive at the ending hypothetical value. The average annual total return is then determined by computing the fixed interest rate that a $1,000 Purchase Payment would have to earn annually, compounded annually, to grow to the hypothetical value at the end of the time periods described. The formula used in these calculations is:

                           P(1+T)n = ERV

where:

           P      =     a hypothetical initial Purchase Payment of $1,000;
           T      =     average annual total return;
           n      =     number of years;
           ERV          =  ending  redeemable  value  of a  hypothetical  $1,000
                        Purchase Payment made at the beginning of the time periods used at the end of such time periods (or fractional portion thereof).


ACTUAL PERFORMANCE WITHOUT CHARGES IS CALCULATED BASED ON THE ABOVE FORMULA. COMPUTATION OF EACH QUOTATION IS CALCULATED AS FOLLOWS:

1YR, 3YR, 5YR, 10YR Performance:

o Starting Unit Price = actual unit price for starting date of reporting period.
o    Ending Unit Price = actual unit price for ending date of reporting  period.
o Cumulative Performance = (Ending Unit Price - Starting Unit Price) / Starting Unit Price)
o    Performance= ((Cumulative Performance+1)(1/Duration in years) -1

Inception to Date Performance:

o Starting Unit Price = actual unit price where effective date = separate account inception date.
o    Ending Unit Price = actual unit price for ending date of reporting period.
o Cumulative Performance = ((Ending Unit Price - Starting Unit Price) / Starting Unit Price)
o    Performance = (((Cumulative Performance)+1)(365/Duration in days) -1

ACTUAL PERFORMANCE WITH CHARGES IS ALSO CALCULATED BASED ON THE FORMULA ABOVE AND INCLUDES CONTRACT FEES AND EXPENSES AS APPLICABLE. COMPUTATION OF EACH QUOTATION IS CALCULATED AS FOLLOWS:

The performance with charges calculations will be performed using actual values as calculated below.

Starting Unit Price = actual unit price for starting date of reporting period.

o For inception to date performance, Starting Unit Price = actual unit price where effective date = separate account inception date.

Ending Unit Price = actual unit price for ending date of reporting period.

Purchase Units=purchase amount/ Starting Unit Price. (Purchase amount is $1,000)

Contract fee is calculated by duration in years and summed accordingly depending upon the performance period being calculated. The contract fee for High Five is $40 per contract Year. Charge is prorated to $1 based on average contract size of $40,000 and $1,000 purchase amount.

Accumulated Contract fee = contract fee x duration in years.

Withdrawal Charge = purchase amount x (1-free out) x withdrawal charge rate where payment per year = Duration in years.

o The withdrawal charge rate for High Five is as follows, based on the number of complete years from receipt of the purchase payment:

WITHDRAWAL CHARGE - During the Accumulation  Phase
(as a percentage of each Purchase Payment withdrawn)



           NUMBER OF COMPLETE
               YEARS SINCE
               RECEIPT OF
            PURCHASE PAYMENT           CHARGE
                   0                    8.0%
                   1                    8.0%
                   2                    7.0%
                   3                    6.0%
                   4                    5.0%
                   5                    4.0%
                   6                    3.0%
          7 years or more               0.0%

o The free withdrawal privilege is up to a total of 12% total Purchase Payments per year and is non-cumulative.

Beginning Value = Purchase amount

Ending Value=(Purchase Units x Ending Unit Price)-(Accum Contract Fee+Surrender Charge)

Cumulative Performance with charges=((Ending Value-Beginning Value)/Beginning Value)

MTD, YTD PERFORMANCE WITH CHARGES:

Performance = Cumulative Performance with charges

1YR, 3YR, 5YR, 10YR PERFORMANCE WITH CHARGES:

Performance = ((Cumulative Performance with charges)+1)(1/Duration in years)-1

INCEPTION PERFORMANCE WITH CHARGES:
Performance = ((Cumulative Performance with charges)+1)(365/Duration in days)-1


HYPOTHETICAL PERFORMANCE

Hypothetical unit prices both with and without charges are calculated in the same manner as described above except that the unit price is calculated based on the Investment Option inception date which may pre-date the Separate Account inception date.

YIELD

THE USAZ MONEY MARKET FUND

The USAZ Money Market Fund's current yield is computed on a base period return of a hypothetical Contract having a beginning balance of one Accumulation Unit for a particular period of time (generally seven days). The return is determined by dividing the net change (exclusive of any capital changes) in such Accumulation Unit by its beginning value, and then multiplying it by 365/7 to get the annualized current yield. The calculation of net change reflects the value of additional shares purchased with the dividends paid by the Investment Option, the deduction of the M&E charge and the deduction of the contract maintenance charge.

The effective yield reflects the effects of compounding and represents an annualization of the current return with all dividends reinvested. (Effective yield = [(Base Period Return + 1)365/7] - 1.)